UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2009

AAC Group Holding Corp.
American Achievement Corporation
(Exact name of registrants as specified in their charters)

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
Delaware	333-121479	20-1854833
Delaware	333-84294	13-4126506

7211 Circle S Road
Austin, Texas 78745
(Address of Principal Executive Offices, Zip Code)

Registrants’ telephone number, including area code (512) 444-0571

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.02	Termination of a Material Definitive Agreement

SIGNATURES

Item 1.02                      Termination of a Material Definitive Agreement

AAC Group Holding Corp., together with its subsidiary American Achievement Corporation (collectively, the "Company"), announced that it has received notice from The Bank of Nova Scotia electing to terminate the First Amended and Restated Agreement for Fee Consignment and Purchase of Gold dated March 25, 2004 (the "Agreement") between The Bank of Nova Scotia and the Company's subsidiary, Commemorative Brands, Inc.  The termination is pursuant to a provision in the Agreement allowing either party to terminate the Agreement upon written notice without cause.   The termination is to be effective May 5, 2009.

Under the Agreement, the Company has an ability to have on consignment gold with aggregate value less than or equal to the lowest of: (i) the dollar value of 27,000 troy ounces of gold, (ii) $14.2 million or (iii) a borrowing base, calculated based on a percentage of the gold held at the Company's facilities and other approved locations, as specified by the Agreement.  As of February 28, 2009, the Company had approximately $3.2 million of consigned gold.  The Company does not anticipate replacing the Agreement at this time and instead expects to use availability under its revolving credit facility to finance its purchases of gold going forward.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAC Group Holding Corp. American Achievement Corporation

Date: March 11, 2009	By:	/s/ DONALD J. PERCENTI
Donald J. Percenti
Chief Executive Officer